                                                                   Exhibit 10.12


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this 25th day of August, 2003 (the "Effective Date"), by and between Paul Chaney ("Executive") and Eyetech Pharmaceuticals, Inc., a Delaware corporation (the "Company").

         WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such services; and

         WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.       Employment By The Company.

         1.1 The Company agrees to employ Executive in the position of Chief Operating Officer of the Company. During Executive's employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of the Company.

         1.2 Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current title, consistent with the Bylaws of the Company and as required by the Company's Board of Directors (the "Board") or the Company's Chief Executive Officer.

         1.3 The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

         1.4 The Company and Executive each acknowledge that either party has the right to terminate Executive's employment with the Company at any time for any reason whatsoever, with or without Cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by both Executive and the Chief Executive Officer.

2.       Compensation.

         2.1 Salary. Executive shall receive, for services to be rendered under this Agreement, a base salary ("Base Salary") at the annualized rate of $275,000.00, less applicable federal and state withholdings. Such Base Salary shall commence as of the Effective Date, and shall be payable in installments consistent with the Company's regular payroll practices. Executive's Base Salary shall be reviewed at least annually by the Board, and in the Board's sole discretion, may be adjusted at any time upon thirty (30) days written notice to the Executive.

         2.2      Termination.

                  (a) In the event Executive's employment terminates as a result of a voluntary termination by Executive for Good Reason, or a termination by the Company without Cause, upon execution of an effective general release of all claims against the Company, its employees, officers, directors and agents, in a form reasonably acceptable to the Company: (i) Executive shall receive twelve (12) monthly payments each equal in amount to one-twelfth (1/12th) of Executive's then Base Salary, less applicable state and federal withholdings; and (ii) for a period of twelve (12) months (or until comparable benefits coverage becomes available to Executive, if sooner), the Company shall reimburse Executive (or pay him directly, at the Company's option) the costs associated with the continuation of Executive's and his dependents' medical and dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") as in effect immediately prior to Executive's termination of employment. In addition, in the event Executive's employment is terminated by the Company without Cause within the first twelve
                           (12) months following the Effective Date, and after signing the release described above, any stock option he receives from the Company at the commencement of employment shall become pro rata vested at the rate of 1/48th of such option for each completed month of service the Executive has provided to the Company.

                  (b) For purposes of this Agreement, "Good Reason" means that any of the following are undertaken without Executive's express written consent: (i) the assignment to Executive of any duties or responsibilities which result in any material diminution or adverse change of Executive's position, status or circumstances of employment; (ii) the taking of any action by the Company which would adversely affect Executive's participation in, or reduce Executive's benefits under, the Company's benefit plans (including equity benefits) as of the time this Agreement is executed, except to the extent the benefits of all other executive officers of the Company are similarly reduced; (iii) a relocation of Executive's principal office to a location more than thirty-five (35) miles from Manhattan, New York, except for required travel by Executive on the Company's business; or (iv) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company. For purposes of this Agreement, "Cause" means: (V) an intentional action or intentional failure to act by Executive which was performed in bad faith and to the material detriment of the Company; (W) Executive intentionally refuses or intentionally fails to act in accordance with any lawful and proper direction or order of the Board; (X) Executive willfully and habitually neglects the duties of his employment; (Y) Executive violates Sections 3, 4 or 5 of this Agreement;

                           or (Z) Executive is convicted of a felony crime involving moral turpitude; provided, however, that in the event that any of the foregoing events under clauses (V), (W), (X) or (Y) above is capable of being cured, the Company shall provide written notice to Executive describing the nature of such event and Executive shall thereafter have ten (10) business days to cure such event.

                  (c) In the event Executive's employment terminates as a result of termination of Executive by the Company or its successor without Cause, or by the Executive voluntarily for Good Reason, within the three (3) months before or twelve (12) months following a Change in Control Event, upon execution of an effective general release of all claims against the Company, its employees, officers, directors and agents, in a form reasonably acceptable to the
                           Company: (i) Executive shall receive, within fifteen
                           (15) days of such termination, one lump sum payment equivalent to fifteen (15) months of his then Base Salary, less applicable state and federal withholdings; (ii) Executive's unvested equity rights shall become vested and exercisable as set forth in
                           Section 2.3(b); and (iii) for a period of fifteen
                           (15) months (or until comparable benefits coverage becomes available to Executive, if sooner), the Company shall reimburse Executive (or pay him directly at the Company's option) the costs associated with the continuation of Executive's and his dependents' medical and dental benefits under COBRA as in effect immediately prior to Executive's termination of employment. For purposes of this paragraph, Executive's "Base Salary" shall be the greater of the amount in effect either immediately prior to the Change in Control Event or the termination date of Executive's employment. The benefits provided under this Section 2.2(c) shall be in lieu of any benefits the Executive would have otherwise been entitled to pursuant to Section 2.2(a) of this Agreement.

                  (d) For purposes of this Agreement, a "Change in Control Event" shall mean:

                           (i) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control Event: (A) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

                           (ii) Such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term "Continuing Director" means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Agreement by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; or

                           (iii) The consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), unless, immediately following such Business Combination, each of the following two conditions is satisfied:
                                    (x) all or substantially all of the
                                    individuals and entities who were the
                                    beneficial owners of the Outstanding Company
                                    Common Stock and Outstanding Company Voting
                                    Securities immediately prior to such
                                    Business Combination beneficially own,
                                    directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation or other form of entity in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation or entity is referred to herein as the "Acquiring Corporation") in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

                           (iv) Notwithstanding the foregoing, a Change in Control Event will not be deemed to have occurred in the case of a Management Buy Out. A "Management Buy Out" is any event which would otherwise be deemed a "Change in Control Event", in which the Executive, directly or indirectly (as a beneficial owner) acquires equity securities, including any securities convertible into or exchangeable for equity securities, of the Company or the Acquiring Corporation in connection with any Change in Control Event.

         2.3 Treatment of Equity Upon Change in Control Event. Upon a Change in Control Event, as defined in Section 2.2(d):

                  (a) 50% of all of the Executive's unvested equity rights shall become vested and immediately exercisable; and

                  (b) If Executive's employment terminates as a result of the circumstances outlined in Section 2.2(c), and provided that Executive executes an effective general release as required by Section 2.2(c), 100% of the Executive's unvested equity rights shall then become vested and immediately exercisable.

         2.4 Golden Parachute Taxes. Notwithstanding anything contained in this Agreement to the contrary, to the extent that payments and benefits provided under this Agreement to Executive and benefits provided to, or for the benefit of, Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the "Payments") would be subject to the excise tax (the "Excise Tax") imposed under
                  Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Payments shall be reduced (but not below zero) to the extent necessary so that no Payment to be made or benefit to be provided to the Executive shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit received by him if no such reduction was made. For purposes of this Section 2.4, "net after-tax benefit" shall mean (a) the Payments which Executive receives or is then entitled to receive from the Company that would constitute "parachute payments" within the meaning of Section 280G of the Code, less (b) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing) less (c) the amount of excise taxes imposed with respect to the payments and benefits described in (a) above by Section 4999 of the Code. The foregoing determination will be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Company (which may be, but will not be required to be, the Company's independent auditors). The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Executive and the Company within fifteen (15) days after the date of termination of his employment. If the Accounting Firm determines that such reduction is required by this Section 2.4, the Executive, in his sole and absolute discretion, may determine which Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to him. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 2.4 will be borne by the Company.

         2.5 Discretionary Incentive Compensation. Executive will be eligible to participate in any discretionary incentive compensation programs that the Company establishes and makes available to executives, in its sole discretion, from time to time. Executive's discretionary compensation will range from 0 to 35% of his then current annual base salary. As this is discretionary, any failure by the Board to provide compensation under this section shall not give rise to any claim by the Executive for unpaid compensation.

         2.6 Medical and Dental Coverage. The Company shall provide Executive with medical and dental coverage which is no less favorable than that provided to any other executive of the Company.

         2.7 Standard Company Benefits. Executive shall be entitled to participate in any benefit programs which may be in effect from time to time and provided by the Company to its employees generally and/or to its management and executive employees in particular, provided that Executive is eligible to participate under the terms and conditions of any such benefits plans.

         2.8 Expenses. Executive shall be entitled to receive prompt reimbursement of all reasonable and necessary business expenses incurred by Executive in performing Company services, provided that Executive furnishes the Company with adequate records and other documentary evidence of such expenses for which Executive seeks reimbursement. Such expenses shall be accounted for under the policies and procedures established by the Company.

         2.9 Automobile Allowance. The Executive shall receive an all-inclusive monthly automobile allowance of $900. The Executive shall be solely responsible for costs and fees related to any automobile purchased or leased with such allowance, including, but not limited to, insurance, maintenance, and mileage.

         2.10 Vacation and Sick Leave. Executive shall be eligible for vacation and sick leave in accordance with policies as periodically established by the Company for Company officers.

3.       Confidential Information Obligations and Conflicts.

         3.1 Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Executive will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

         3.2 Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company.

         3.3 Executive agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs 3.1 and 3.2 above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive in the course of the Company's business.

         3.4 During Executive's employment, Executive agrees not to acquire, assume, or participate in (directly or indirectly) any position, investment or interest known by him to be adverse or antagonistic to the Company, its business, or its prospects, financial or otherwise or which may otherwise create a conflict in Executive's interests. Nothing in this paragraph shall bar Executive from owning securities of any competitor corporation as a passive investor after the termination of his employment, so long as his aggregate direct holdings in any one such corporation shall not constitute more than one percent (1%) of the voting stock of that corporation.

4.       Developments.

         4.1 Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

         4.2 Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 4.2 shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Executive not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information.

         4.3 Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and all other legal rights (both in the United States and foreign countries) relating to Developments. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development.

5.       General Provisions.

         5.1 Other Agreements. Executive hereby represents that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

         5.2 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of (i) personal delivery (including delivery by overnight courier) or (ii) the third day after mailing by first-class mail, to the Company at its primary office location and to Executive at his address as then listed in the Company's payroll records.

         5.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed and construed in such jurisdiction so as to render it enforceable under applicable law insofar as possible consistent with the intent of the parties.

         5.4 Waiver. If either party should waive any breach of any provisions of this Agreement, that party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

         5.5 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes all prior agreements and understandings between the parties. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by both the Executive and a duly authorized signatory of the Company.

         5.6 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

         5.7 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

         5.8 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

         5.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of New York, without regard to such state's conflict-of-laws rules.

         5.10 Non-Publication. To the extent permitted by law, the parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or such disclosure is to the parties' respective attorneys, accountants other advisors, and immediate family.

         5.11 Agreement Controls. In the event of a conflict between the text of this Agreement and any summary, description or other information regarding this Agreement, the text of this Agreement shall control.

         5.12 Tax Withholding. All payments made pursuant to this Agreement shall be subject to all applicable federal, state and local income and employment tax withholding.

         5.13 No Duty to Seek Employment. Executive and the Company acknowledge and agree that nothing contained in this Agreement shall be construed as requiring Executive to seek or accept alternative or replacement employment in the event of his termination of employment by the Company for any reason, and no payment or benefit payable hereunder shall be conditioned on Executive's seeking or accepting such alternative or replacement employment.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                   EYETECH PHARMACEUTICALS, INC.


                                   By: /s/ DOUGLAS H. ALTSCHULER
                                      -----------------------------------------
                                   Name:  DOUGLAS H. ALTSCHULER
                                   Title: Senior Vice-President/General Counsel

                                   /s/ PAUL CHANEY                      8/25/03
                                   ---------------------------------
                                   PAUL CHANEY